Exhibit 99.1

Pacific Premier Bancorp Announces Completion of Acquisition of San Diego Trust Bank

Irvine, CA – June 26, 2013 – Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced that it has completed the acquisition of San Diego Trust Bank (“SDTB”), a San Diego based state-chartered bank.  The acquisition was completed as of the close of business on June 25, 2013.

Under the terms of the merger agreement, each share of SDTB common stock was converted into the right to receive $13.41 per share in cash or 1.114x shares of Company common stock, or a combination thereof, subject to the overall requirement that 50% of the consideration will be in the form of cash and 50% will be in the form of Company common stock.  The value of the total deal consideration was approximately $30.9 million, which includes $14.4 million of cash consideration, $14.7 million of stock consideration (based on the closing stock price of the Company’s common stock on June 25, 2013) and $1.8 million of cash consideration to the holders of SDTB stock options.

“We are very pleased to complete our acquisition of SDTB and welcome its customers, employees and shareholders to Pacific Premier,” said Steven R. Gardner, President and Chief Executive Officer of the Company.  “We are excited about extending our brand into the San Diego market, which we believe will provide excellent opportunities to continue growing our franchise.  SDTB has built an attractive base of commercial customers and they will continue to be served by the same exceptional team they have known and trusted for years.  Further, we will now be able to offer the SDTB customers a more comprehensive banking experience with increased lending capacity and a broader array of financial products and services.  We believe the synergies available through this transaction will have positive benefits for SDTB customers, as well as the shareholders of the combined bank.”

With the addition of SDTB, on a pro forma combined basis, the Company would have total assets of approximately $1.6 billion, total loans outstanding of approximately $983.5 million and total deposits of approximately $1.4 billion as of March 31, 2013 (unaudited and excluding purchase accounting adjustments).

Advisors

The Company was advised in this transaction by D.A. Davidson & Co., as financial advisor, and Patton Boggs LLP, as legal counsel.  SDTB was advised by Keefe, Bruyette & Woods, Inc., as financial advisor, and McKenna Long & Aldridge LLP, as legal counsel.

About Pacific Premier Bancorp, Inc.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach and one office in Dallas, Texas.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by the Company; the impact of current governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of the Company’s borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000